Exhibit 10.8

Non-Employee Director Compensation Policy

Adopted by the Board of Directors on February 28, 2024 and amended on March 31, 2025

Each member of the Board of Directors (the “Board”) of Kohl’s Corporation (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”).

A. ANNUAL CASH COMPENSATION

An annual cash retainer of $125,000 is payable to each director in equal quarterly installments, payable in arrears, and prorated for partial quarters of service, on the last day of each fiscal quarter of the Company in which the service occurred. All annual cash fees are vested upon payment.

B. ANNUAL EQUITY COMPENSATION

1.
On the date of each annual meeting of the Company’s shareholders on or after May 15, 2024, each non-employee director who is elected and/or continuing as a non-employee director following the date of such annual meeting shall be granted restricted stock or deferred restricted stock units having a value of $145,000. A director shall elect whether such award is granted in the form of restricted stock or deferred restricted stock units by delivering written or electronic notice of such election to the Company Secretary prior to January 1 of the calendar year in which such award will be made (or, for equity awards granted at the 2024 annual meeting, prior to March 28, 2024); provided, however, that if the Company Secretary receives no such election during such period, such grant shall be made in restricted stock.

2.
The value of any annual equity grant made to a director pursuant to this this Policy shall be increased by the applicable amount(s) below if the director is serving in any of the capacities listed below for the year following the annual meeting date:

▪
The independent Chair of the Board - $200,000;
▪
The Chair of the Nominating & ESG Committee - $20,000;
▪
The Chair of the Compensation Committee - $25,000;
▪
The Chair of the Audit Committee - $30,000; and
▪
The Chair of the Finance Committee - $25,000.

3.
Grants of annual equity compensation to directors under this Policy shall not become vested until the first anniversary of the grant date (or, if earlier, the date of the next annual meeting of the Company’s shareholders (the “Annual Award Vesting Date”)). Consistent with the Plan, if a director ceases to serve as a director before the Annual Award Vesting Date due to the director’s death or Disability, or if the director’s service is terminated following a Change of Control prior to the Annual Award Vesting Date, then the restricted stock or deferred restricted stock units shall become fully vested as of the date of such death, Disability, or termination of service upon or following a Change of Control, as applicable.

Kohl’s Corporation | Non-Employee Director Compensation Policy | Amended March 31, 2025 1

C. ADDITIONAL TERMS

1.
All equity awards under this Policy shall be made under and pursuant to the Company’s 2024 Long-Term Incentive Plan or any successor plan, as may be amended from time to time (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them (or terms of similar import) in the Plan.

2.
For purposes of this Policy, the aggregate number of shares or units, respectively, that shall be covered by a grant of restricted stock or deferred restricted stock units, respectively, is the quotient of (A) the applicable dollar value set forth in this Policy divided by (B) the closing price of the Company’s common stock on the date of grant, rounded to the nearest whole share or unit, as applicable.

3.
Deferred restricted stock units are bookkeeping entries representing the equivalent of shares of the Company’s common stock. Deferred restricted stock units are settled in shares of the Company’s common stock on the termination of the director’s service.

4.
Except as otherwise provided in Section B.3. of this Policy, all vesting under the equity grants described in this Policy immediately ceases upon cessation of service as a director for any reason.

5.
A director may not sell, transfer, or otherwise dispose of any shares of restricted stock awarded under this Policy until they become vested; however, the director shall have the right to vote such shares prior to vesting. A director may not sell, transfer or otherwise dispose of any deferred restricted stock units.

6.
For restricted stock awarded under this Policy, in lieu of cash dividends paid on shares while such shares are unvested, additional shares of restricted stock shall be granted to the non-employee director holding any such award equal to the cash dividend that would have been paid on such shares divided by the closing stock price of the Company’s common stock on the date of such dividend payment. For deferred restricted stock units granted under this Policy, additional deferred restricted stock units shall be granted to the non-employee director at the time dividends are paid on the underlying shares of common stock equal to the cash dividend that would have been paid on an equal number of shares divided by the closing stock price of the Company’s common stock on the date of such dividend payment. Any additional restricted stock or deferred restricted stock units granted pursuant to this Policy shall vest, if and only if, and at the same time as the original award vests. Any shares payable to a non-employee director in settlement of deferred restricted stock units issued under Section C.6. of this Policy shall be delivered to the non-employee director at the same time as shares issuable under the original award are delivered.

7.
Compensation under this Policy is intended to be either exempt from the application of or meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed and interpreted in accordance with such intent. To the extent that compensation under this Policy is subject to Section 409A, such compensation must be paid, settled or deferred, as applicable, in a manner that shall meet the requirements of Section 409A, such that such compensation shall not be subject to the additional tax or interest applicable under Section 409A. Any deferral election related to the receipt or re- deferral of deferred restricted stock units under this Policy shall be irrevocable once made.

Kohl’s Corporation | Non-Employee Director Compensation Policy | Updated March 31, 2025 2